EXECUTION COPY

Exhibit 10.31

Addendum VII

to

Sprint PCS Management Agreement and

Sprint PCS Services Agreement

Amending these agreements further and restating certain paragraphs in

Addenda I through VI

Dated as of March 12, 2007

Manager:	SHENANDOAH PERSONAL COMMUNICATIONS COMPANY

Service Area BTAs:	Altoona, PA #12

Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179

Harrisburg, PA #181

Harrisonburg, VA #183

Washington, DC (Jefferson County, WV only) #471

Winchester, VA #479

York-Hanover, PA #483

This Addendum VII (this “Addendum”) contains amendments to the Sprint PCS Management Agreement, dated November 5, 1999, between Sprint Spectrum L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Shenandoah Personal Communications Company (the “Management Agreement”), the Sprint PCS Services Agreement, dated November 5, 1999, between Sprint Spectrum L.P. and Shenandoah Personal Communications Company (the “Service Agreement”), the Sprint Trademark and Service Mark License Agreement, dated November 5, 1999, between Sprint Communications Company, L.P. and Shenandoah Personal Communications Company (the “Sprint Trademark License Agreement”), the Sprint Spectrum Trademark and Service Mark License Agreement, dated November 5, 1999, between Sprint Spectrum L.P. and Shenandoah Personal Communications Company (the “Sprint Spectrum Trademark License Agreement”; together with the Sprint Trademark License Agreement, the “Trademark License Agreements”), and the Schedule of Definitions, dated November 5, 1999, attached to the Management Agreement (the “Schedule of Definitions”). The Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions were amended by:

(1)	Addendum I dated as of November 5, 1999,

(2)	Addendum II dated as of August 31, 2000,

(3)	Addendum III dated as of September 26, 2001,

(4)	Addendum IV dated as of May 22, 2003,

(5)	Addendum V dated as of January 30, 2004, and

(6)	Addendum VI dated as of May 24, 2004.

The purpose of this Addendum is to amend the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions.

The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions. The Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for express modifications made in this Addendum. This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda. Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

The parties are executing this Addendum as of the date noted above, but this Addendum becomes effective on January 1, 2007 (the “Effective Date”).

On the Effective Date, the following provisions of the Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions are amended and, in certain cases, restated, as follows:

A.	New Amendments and Restatement of Previous Amendments to Sprint PCS Agreements.

Management Agreement

1.	The last paragraph of Section 1.1 is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this agreement. Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 4.4, 9.3, 10.2, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.3, 3.4, 5.1.2 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this agreement and the Services Agreement, the Fee

Based on Billed Revenue described in Section 10.2.1 of this agreement, and the Net Service Fee described in Section 3.2 of the Services Agreement will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

2.	Section 1.3.1 is amended to read as follows:

1.3.1    Discounted Volume-Based Pricing. Manager may participate in discounted volume-based pricing on wireless-related products and services and in the warranties Sprint PCS receives from vendors, as is commercially reasonable and to the extent permitted by applicable procurement agreements (e.g., agreements related to network infrastructure equipment, subscriber equipment, interconnection and collocation). Sprint PCS will use commercially reasonable efforts to obtain for managers the same price Sprint PCS receives from vendors; this does not prohibit Sprint PCS from entering into procurement agreements that do not provide managers with the Sprint PCS prices. If Sprint does not obtain for Manager the right to participate in any procurement agreement for wireless-related products and services, in each case at the same price and on at least as favorable terms as Sprint PCS receives, then Sprint PCS shall make available to Manager wireless handsets and related devices and accessories that may be used by subscribers who purchase such items from Manager at the same price and on at least as favorable terms as Sprint PCS receives.

3.	Section 1.3.4 is amended to read as follows:
1.3.4	Software Fees.

(a)         Without limitation of the obligations of Sprint Spectrum L.P. under the Services Agreement, Sprint PCS, when obtaining software for its own use that is identical to the Software, will use commercially reasonable efforts to obtain a license from vendors providing for the right of Manager to use the Software in connection with telecommunications equipment manufactured by the vendor (collectively the software obtained by Sprint PCS for its own use and the Software that operates on telecommunications equipment manufactured by the vendor are for purposes of this Section 1.3.4, the “Vendor Software”; when the term “Vendor Software” is used with respect to Manager, it means only the Software, and not the software used only by Sprint PCS).

(b)         Sprint PCS will pay all Software Fees relating to the Vendor Software to the vendor if Sprint PCS obtains a license from the vendor that provides the Manager the right to use the Vendor Software pursuant to Section 1.3.4(a).

(c)         If Sprint PCS determines that it cannot reasonably obtain a license for Manager pursuant to Section 1.3.4(a), or that any license obtained for Manager pursuant to Section 1.3.4(a) will expire or terminate, then Sprint PCS will provide Manager with prompt written notice of such circumstances, together with any information reasonably requested by Manager, unless prohibited by a non-disclosure obligation, with respect to the applicable Vendor Software and/or license, including, but not limited to, the pricing and other material terms and conditions of any such license, the negotiations relating to any such license, and the network elements to be covered by any such license. Manager will arrange independently with a vendor to obtain a license to the Vendor Software. Any license that Manager obtains from a vendor must require the Vendor Software to be tested in Sprint PCS test beds by Sprint PCS and require Sprint PCS, not the vendor or Manager, to push the Vendor Software to the Service Area Network unless Sprint PCS otherwise consents in advance in writing. Sprint PCS agrees to test the Vendor Software in Sprint PCS test beds within a reasonable period after Manager reasonably requests the tests in writing.

(d)        Manager will be responsible for paying all Software Fees relating to the Vendor Software to the vendor if Manager obtains a license from the vendor pursuant to Section 1.3.4(c). For the avoidance of doubt, in the event of a decrease in the cost to Sprint PCS of obtaining for Manager the right to use any Vendor Software, whether due to the circumstances described in Section 1.3.4(c) or otherwise, then such decrease in cost will be taken into account in connection with the determination of the Appropriate Net Service Fee pursuant to Section 3.2.2 of the Services Agreement.

4.	Section 1.10 is amended to read as follows:

1.10       Most Favored Nation. Sprint PCS represents and warrants to Manager that the terms and conditions of this agreement and the Services Agreement are no less favorable to Manager than the terms and conditions contained in any Management Agreement or Services Agreement between Sprint PCS and any Other Manager. The foregoing representation and warranty does not and will not apply to the specific amount of the Fee Based on Billed Revenue or the specific amount of the Net Service Fee, but does and will apply to the assumptions and calculation methods applied in the determination of such amounts.

Manager has the right, but not the obligation, to amend the terms in its Management Agreement and Services Agreement as described in this Section 1.10 if, during the period beginning on the date of this Addendum and ending December 31, 2008, any of the terms of an Other Manager’s Management Agreement or Services Agreement are amended in any manner for any reason to be more favorable to the Other Manager than the terms of Manager’s Management Agreement or Services Agreement are to Manager, subject to the following:

(a)          Manager must elect to accept all, but not less than all, of the terms of the Other Manager’s Management Agreement and Services Agreement agreed to since the Effective Date (including accepting existing terms that relate to the changes or terms that were previously changed and not previously accepted by Manager but that remain a part of the latest version of the Other Manager’s agreement) (collectively, but excluding the changes described in paragraphs (b) and (c) below, the “Overall Changes”);

(b)          Manager will not be required to accept any changes involving payment of specific disputed amounts arising under the Management Agreement or Services Agreement of the Other Manager; and

(c)          No amendments in Manager’s Management Agreement and Services Agreement will be made to reflect changes made in an Other Manager’s Management Agreement and Services Agreement if such changes are: (i) made solely because the Other Manager owns spectrum on which all or a portion of its network operates, unless the Other Manager acquired this spectrum from Sprint PCS or its Related Parties after the Effective Date, (ii) compelled by a law, rule or regulation that applies to the Other Manager, but not to Manager, (iii) made solely to modify a build-out plan, or (iv) relate to the specific amount of the Fee Based on Billed Revenue or the specific amount of the Net Service Fee.

Sprint PCS will prepare and deliver to Manager either an addendum containing the Overall Changes that have been made to the Other Manager’s agreements in all of its addenda or copies of the Other Manager’s amended and restated Management Agreement, Services Agreement and Trademark License Agreements (in each case redacted to protect the identity of the Other Manager) within 10 Business Days after the later of the effective date expressly stated in the amendment or other instrument containing these changes and the date of the addendum or other instrument. Manager will then have 30 days after receipt of such addendum or agreement to notify Sprint PCS that Manager wants the Overall Changes.

If Manager does not notify Sprint PCS in this 30-day period in writing that it wants the Overall Changes, no changes will be made in the agreements between Manager and Sprint PCS and Manager will be deemed to have waived its rights under this Section 1.10 with respect to the Overall Changes.

If Manager notifies Sprint PCS within the 30-day period in writing that it wants the Overall Changes, Sprint PCS will prepare, execute and deliver to Manager an addendum reflecting the Overall Changes. The new addendum will have the same effective date as the addendum or the restated Management Agreement, Services Agreement and Trademark License Agreements between Sprint PCS and the Other Manager that gave rise to the new addendum. For purposes of clarification, if the addendum or other instrument between Sprint PCS and the Other Manager provides or defines a specific date that is the effective date of the addendum or other instruments, then the effective date of the new addendum will be the same as that specific date. Manager will have 15 days after receipt of the new addendum to review the new addendum and notify Sprint PCS if Manager determines any inaccuracies are reflected in the new addendum. Sprint PCS will correct those inaccuracies and provide a corrected new addendum to Manager within 10 Business Days after Manager’s notification.

No changes will be made in the agreements between Manager and Sprint PCS if Manager does not execute and return the signed addendum within 30 days after receipt of the signed addendum (or the corrected signed addendum, if applicable, pursuant to the previous paragraph), in which case Manager will be deemed to have waived its rights under this Section 1.10 with respect to the Overall Changes contained in the addendum presented.

If Manager and Sprint PCS disagree as to whether the terms of the signed addendum accurately reflect the Overall Changes, then the parties will submit to binding arbitration in accordance with Section 14.2, excluding the escalation process set forth in Section 14.1. If the arbiter rules in favor of Manager, then Sprint PCS will make changes to the signed addendum that are necessary to reflect the arbiter’s ruling, submit the revised signed addendum to Manager within 10 days after receipt of the arbiter’s ruling and pay all of Manager’s expenses and attorneys’ fees related to the arbitration. If the arbiter rules in favor of Sprint PCS, then Manager may: (i) execute the signed addendum as proffered to Manager within 10 days after Manager’s receipt of the arbiter’s ruling or (ii) decline to accept the addendum, and in each Manager will pay all of Sprint PCS’s expenses and attorneys’ fees related to the arbitration.

The parties acknowledge that Sprint PCS can disclose to Manager who the Other Manager is that gave rise to the proposed addendum only if the Other Manager agrees to the disclosure.

For purpose of this Section 1.10, the term “Other Managers” does not include any Other Manager that is a Related Party of Sprint PCS (e.g., if a Related Party of Sprint PCS acquires an Other Manager, Manager will not have any rights under this Section 1.10 in the event of any subsequent change to such Other Manager’s Management Agreement or Services Agreement).

5.	Section 2.3 is amended to read as follows:

2.3          Exclusivity.

(a)         Subject only to the exceptions set forth in Section 2.3(d), Manager will be the only person or entity that is a manager, operator or provider of wireless mobility services in the 1850-1990 MHz spectrum range for Sprint PCS and its Related Parties in the Service Area, and neither Sprint PCS nor any of its Related Parties will permit any other person or entity to manage, operate or provide wireless mobility services in the 1850-1990 MHz spectrum range for Sprint PCS and/or its Related Parties in the Service Area, except that Sprint PCS may enter into roaming arrangements with other parties. For purposes of this Section 2.3, “mobility” means the capability to sustain a continuous session (voice or data) throughout a broad geographic area by transferring the session from cell site to cell site as the mobile device moves within the geographic area. For purposes of clarification, Wi-Fi and WiMAX are not wireless mobility services because such services cannot be transferred from cell site to cell site.

(b)        Manager acknowledges that Related Parties of Sprint PCS offer products and services that use iDEN technology. Manager will have the non-exclusive right to distribute Sprint Nextel-branded iDEN Products and iDEN Services in the Service Area in the 800 MHz and 900 MHz spectrum range pursuant to an iDEN Distribution Agreement to be entered into by and between Sprint Solutions Inc. and Manager (the “Distribution Agreement”). Manager acknowledges that Related Parties of Sprint PCS currently have and may continue to have arrangements with third party iDEN distributors in the Service Area, except that Sprint PCS and its Related Parties will not own, operate, or manage, or have an equity interest in, directly or indirectly, any retail or similar store or facility that sells or otherwise distributes Sprint Nextel-branded iDEN Products and/or iDEN Services (each as defined in the Distribution Agreement) in the Service Area; provided, that if Manager materially breaches its obligations to sell iDEN Products and iDEN Services in accordance with the terms and conditions of the Distribution Agreement and, as a result of such breach and Manager’s failure to cure such breach within the cure periods provided for in the Distribution Agreement, SN has the right to terminate the Distribution Agreement, Sprint PCS and its Related Parties may open in the Service Area retail store locations to be owned by Sprint PCS or its Related Parties for the distribution of Sprint Nextel-branded iDEN Products and/or iDEN Services.

(c)         Subject to the rights of Manager and the obligations of Sprint PCS and its Related Parties under paragraph (a) above and paragraph (b) above, if any party or any of its Related Parties intends to provide any wireless services in the Service Area which are not otherwise prohibited by this agreement, then the party proposing to provide such services (the “Notifying Party”) will promptly notify the other party (the “Receiving Party”) of such intent, and, if the Receiving Party notifies the Notifying Party in writing within 30 days thereafter that it would like to provide such services in the Service Area and/or participate in any build-out of a network providing such services in the Service Area, the parties will use commercially reasonable efforts for a period of up to 60 days to agree upon the terms and conditions upon which the Receiving Party would provide such services in the Service Area and/or participate in the build-out of a facilities-based network providing such services in the Service Area. During such 60-day period, the Notifying Party and its Related Parties will not enter into any discussions with any third party with respect to the provision of such services in the Service Area and/or the build-out of a facilities-based network providing such services in the Service Area. Notwithstanding the foregoing, nothing in this Section 2.3(c) will prohibit Sprint PCS or its Related Parties from entering into discussions or any agreement with any third party with respect to the provision of such services in an area that includes all or any part of, but is Broader than, the Service Area and/or the build-out of a facilities-based network providing wireless services in an area that includes all or any part of, but is Broader than, the Service Area; provided, however, that Sprint PCS and its Related Parties shall use good faith efforts to introduce Manager to such third party in order to facilitate an opportunity for Manager to participate in the provision of such services in the Service Area and/or the build-out of a facilities-based network providing such services in the Service Area, as applicable. An area is “Broader” than the Service Area if it has a total number of pops that is equal to or greater than ten (10) times the number of pops in the Service Area. If the parties are unable to reach an agreement within such sixty (60)-day period, the Notifying Party and its Related Parties will be free to provide such services and/or build-out a facilities-based network providing such services, directly or indirectly through a third party, in the Service Area, except that the Notifying Party and its Related Parties may not agree to terms and conditions with any such third party that are more favorable to such third party than the terms and conditions that were offered to the Receiving Party during the sixty (60)-day period referenced in this paragraph (c) without first providing the Receiving Party with written notice of the terms and conditions proposed to be agreed to with any such third party and a fifteen (15)-Business Day opportunity to accept such terms and conditions. This paragraph (c) will not apply to (i) any services proposed to be offered by either party or its Related Parties if the other party offers a competing service in the Service Area, or (ii) any wireless services already provided by either party in the Service Area as of the Effective Date. In addition, this paragraph (c) shall not apply to any Wi-Fi services proposed to be offered by Manager or Manager’s Related Parties. With respect to auctions for wireless spectrum and applications submitted by a party for wireless spectrum, the time periods described in this paragraph (c) shall be adjusted as reasonably necessary to allow the Notifying Party to participate in such activities in a timely manner. For the avoidance of doubt, this Section 2.3(c) does not apply to the purchase of spectrum by any party (including the participation in a spectrum auction), except that any subsequent use of such spectrum would be subject to this Section 2.3(c).

(d)         Notwithstanding anything to the contrary contained in this Section 2.3:

(i)          Sprint PCS may cause Sprint PCS Products and Services to be sold in the Service Area through the Sprint PCS National Accounts Program Requirements and Sprint PCS National or Regional Distribution Program Requirements;

(ii)         If Sprint PCS or any Related Party of Sprint PCS publicly announces the signing of a definitive agreement with respect to any merger, tender or exchange offer, acquisition or other business combination transaction that would upon consummation otherwise result in a breach of the exclusivity provision of this agreement (a “Competing Transaction”), then during the period from the date of such announcement until the consummation of such Competing Transaction (the “Forbearance Period”), Manager agrees not to file any claim or action against Sprint PCS or its Related Parties with respect to such Competing Transaction so long as the conflicting businesses are operated on an independent, stand-alone and status quo basis and Sprint PCS or its Related Parties negotiate in good faith with Manager the terms and conditions of a mutually acceptable settlement agreement; and

(iii)       a reseller of Sprint PCS Products and Services may sell its products and services in the Service Area so long as such resale is not contrary to the terms and conditions of this agreement.

With respect to Section 2.3(d)(ii) and the breach described therein, in the event that Sprint PCS or its Related Parties and Manager are unable to enter into a settlement agreement during the Forbearance Period, then Manager agrees not to file any claim or action against Sprint PCS or its Related Parties with respect to such breach for an additional 180 day-period following the consummation of any such Competing Transaction described in Section 2.3(d)(ii), so long as (x) Sprint PCS and its Related Parties operate the conflicting businesses on an independent, stand-alone and status quo basis, and (y) Sprint PCS and its Related Parties do not take any action relating to the abandonment or material diminution of (A) the Sprint PCS brands used in connection with the operation of the Sprint PCS Network prior to such Competing Transaction, unless Manager is granted the right to use any successor or replacement brands under the same terms and conditions as Manager’s use of the Licensed Marks under in the Trademark License Agreements, or (B) the Sprint PCS Products and Services or the Sprint PCS Network. Sprint PCS and its Related Parties acknowledge and agree that operation of any applicable statute of limitations, statute of repose, doctrine of laches or any other applicable statute, common law doctrine or contractual provision that might operate as a time bar to limit Manager’s ability to bring any claims arising out of or related to any breach of this agreement described in Section 2.3(d)(ii) shall be tolled until the earlier of the signing of a forbearance agreement or the expiration of such 180-day period.

6.	Section 2.4 is amended to read as follows:
2.4 [RESERVED]
7.	Section 2.6 is amended to read as follows:
2.6 [RESERVED]
8.	Section 2.7 is amended to read as follows:
2.7 [RESERVED]
9.	The first paragraph of Section 3.4.2(b) is amended to read as follows:

(b) Pricing and procedure. Sprint PCS will purchase for Manager from Sprint Communications Company L.P. or its Related Parties (“SCCLP”) the telephony services described in Section 3.4.2(a) above, and will not charge

Manager hereunder for the cost of procuring and providing such telephony services. Rather, such services will constitute “Services” under the Services Agreement, and Sprint PCS will recover its costs of procuring and providing such services for Manager through the Net Service Fee to be paid under Section 3.2 of the Services Agreement.

10.	Section 3.5.2 is amended to read as follows:

3.5.2   Resale of Products and Services. Sprint PCS may choose to offer a resale product under which resellers will resell Sprint PCS Products and Services under brand names other than the Brands, except Sprint PCS may permit the resellers to use the Brands for limited purposes related to the resale of Sprint PCS Products and Services (e.g., to notify people that the handsets of the resellers will operate on the Sprint PCS Network). The resellers may also provide their own support services (e.g., customer care and billing) or may purchase the support services from Sprint PCS. Other terms of the resale program are governed by Program Requirement 3.5.2.

Manager will participate in all resale arrangements existing on the Effective Date or entered into, renewed or extended during the term of this agreement.

Except as required under the regulations and rules concerning mandatory resale, Manager may not sell Sprint PCS Products and Services for resale unless Sprint PCS consents to such sales in advance in writing.

11.	The following sentence is added to the end of Section 4.2:

Manager acknowledges that in connection with the Sprint PCS National Accounts Program, Sprint PCS and its Related Parties may offer products and services that use a combination of CDMA and iDEN technology.

12.	The second paragraph of Section 4.3 is amended to read as follows:

Section 10.4 sets forth the settlement process, if any, that distributes between the members making up the Sprint PCS Network (i.e., Sprint PCS, Manager and all Other Managers) a fee for use of the Sprint PCS Network and the Service Area Network (the “Inter Service Area Fee”).

13.	The second paragraph of Section 6.2 is amended to read as follows:

Sprint PCS will be responsible for the cost of any advertising or promotion or advertising done by third party retailers that are part of the Sprint PCS National or Regional Distribution Program in the Service Area (e.g., Best Buy) in accordance with any cooperative advertising arrangements.

14.	Section 10.2.2 is amended to read as follows:

10.2.2      Outbound Roaming Fee. Sprint PCS will pay to Manager a fee equal to the amount of Outbound Roaming Fees that Sprint PCS or its Related Parties bills to Manager Accounts, less the Allocated Write-offs for Outbound Roaming Fees. For purposes of clarification, Sprint PCS will be responsible for the cost of providing the capability for the Outbound Roaming, including any amounts payable to the carrier that handled the roaming call and the clearinghouse operator for Outbound Roaming.

15.	Section 10.4 is amended to read as follows:

10.4       Other Fees and Payments. The parties will make no settlement payments to each other with respect to Inter Service Area Fees, Reseller Customer Fees and the Terminating or Originating Access Fees, fees and commissions with respect to reseller arrangements, software, interconnect and long distance, and fees for services rendered by a third party vendor pursuant to Section 2.2 of the Services Agreement, which fees and payments will be deemed to be included in the Net Service Fee payable pursuant to the Services Agreement. If one party mistakenly pays an amount that the other party is obligated to pay, then the other party will reimburse the paying party, as long as the paying party identifies the mistake and notifies the receiving party within 9 calendar months after the date on which the paying party makes the mistaken payment.

16.	Section 10.12.3 is amended to read as follows:

10.12.3      Transition of Payment Methods. The amounts payable to Manager and Sprint PCS and its Related Parties under this agreement and the Services Agreement with respect to the period prior to the Effective Date will be calculated pursuant to the Management Agreement and the Services Agreement in effect immediately prior to the Effective Date. Sprint PCS will have 90 days after the date of any invoice received from a third party relating to this agreement and the Services Agreement and relating to the period prior to the Effective Date to bill Manager for such amounts. The amounts payable to Manager and Sprints PCS and its Related Parties under this agreement and the Services Agreement with respect to the period after the Effective Date will be calculated in accordance with the terms of this Addendum. In the event of any conflict between the provisions of this Section 10.12.3 and the provisions of that certain Settlement and Mutual Release of equal date herewith between Sprint PCS, Manager, and certain of their respective Related Parties (the “Settlement Agreement”), the provisions of the Settlement Agreement shall control.

17.	Section 10.14 is amended to read as follows:
10.14 [RESERVED]

18.	The first paragraph of Section 12.1.2 (excluding, for the avoidance of doubt, sub-paragraphs (a) and (b) thereof), is amended to read as follows:

12.1.2 Audits. On reasonable advance notice by one party (the “auditing party”), the other party (the “audited party”) must provide the auditing party and its representatives access to the audited party’s appropriate financial and operating records, including, without limitation, vendor and distribution agreements, for purposes of auditing the amount of fees (including the appropriateness of items excluded from the Fee Based on Billed Revenue), costs, expenses (including operating metrics referred to in this agreement and the Services Agreement relating to or used in the determination of the Appropriate Net Service Fee payable pursuant to the Services Agreement) or other charges payable in connection with the Service Area for the period audited. The party that requested the audit may decide if the audit is conducted by the other party’s independent or internal auditors. Manager and Sprint PCS may each request no more than one audit per year.

19.	Section 12.2(c) is amended to read as follows:

(c)     Notwithstanding the foregoing, Manager and Sprint PCS authorize each other to disclose this agreement, the Services Agreement and the Trademark License Agreements in regulatory filings, and Manager authorizes Sprint PCS to mention Manager and the Service Area in public relations announcements.

20.	A new Section 12.2(f) is added as follows:

(f)          Manager acknowledges that employees of Sprint PCS and its Related Parties may have access to Confidential Information and that any internal use by Sprint PCS or its Related Parties of Confidential Information obtained in connection with such access in accordance with the terms and conditions of this agreement will not constitute a breach of this agreement, except that Sprint PCS may not use Manager’s Confidential Information to generate a lead-list or otherwise market, promote or advertise products or services to customer accounts within a CSA assigned to the Service Area other than to promote products and services that use the Service Area Network or otherwise relate to the Sprint PCS

Products and Services sold by Manager.

21.	The first paragraph of Section 14.2 is amended to read as follows:

14.2     Unable to Resolve. If a dispute has not been resolved within 60 days after the notifying party’s notice, either party may continue to operate under this agreement and sue the other party for damages and seek other appropriate remedies as provided in this agreement. If, and only if, this agreement does not provide a remedy (as in the case of Sections 3.4 and 4.5, where the parties are supposed to reach an agreement), then either party may give the other party written notice that it wishes to resolve the dispute or claim arising out of the parties’ inability to agree under such Sections of this agreement by using the arbitration procedure set forth in this Section 14.2. Such arbitration will occur in Fairfax County, Virginia, unless the parties otherwise mutually agree, with the precise location being as agreed upon by the parties or, absent such agreement, at a location in Fairfax County, Virginia selected by Sprint PCS. The parties will use commercially reasonable efforts to agree upon the procedures pursuant to which such arbitration will be conducted, as well as any modifications to such procedures. In the event that the parties are unable to agree upon such procedures, such arbitration will be conducted pursuant to the procedures prescribed by the Virginia Uniform Arbitration Act, as amended from time to time, or, if none, pursuant to the rules then in effect of the American Arbitration Association (or at any other place and by any other form of arbitration mutually acceptable to the parties). Any award rendered in such arbitration will be confidential and will be final and conclusive upon the parties, and a judgment on the award may be entered in any court of the forum, state or federal, having jurisdiction. The expenses of the arbitration will be borne equally by the parties to the arbitration, except that each party must pay for and bear the cost of its own experts, evidence, and attorneys’ fees.

22.	Section 17.1(b) is amended to read as follows:

(b) The parties’ notice addresses are as follows:

For all entities comprising Sprint PCS:

Sprint PCS
KSOPHF0402-4B101
6200 Sprint Parkway
Overland Park, KS 66251
Telephone: 913-794-1530
Telecopier: 913-523-2759
Email: dbotto01@sprintspectrum.com
Attention: Vice President – Wireless Alliances Group

with a copy to:

Sprint Law Department
KSOPHT0101-Z2020
6391 Sprint Parkway
Overland Park, KS 66251
Telephone: 913-315-9315
Telecopier: 913-523-9823
Email: john.w.chapman@mail.sprint.com
Attention: John Chapman

For Manager:

Shenandoah Personal Communications Company

500 Shentel Way

Post Office Box 459

Edinburg, Virginia 22824-0459

Telephone: (540) 984-5209

Telecopier: (540) 984-8192

Email: chris.french@emp.shentel.com

Attention: Mr. Christopher E. French

and with copies to the following individuals’ email addresses if a notice of a Program Requirement Change is sent by email:

Mr. William L. Pirtle

Email: willy.pirtle@emp.shentel.com

Mr. Earle A. MacKenzie

Email: earle.mackenzie@emp.shentel.com

Mr. Jonathan Spencer

Email: jonathan.spencer@emp.shentel.com

23.	Section 17.12 is amended to read as follows:

17.12     Governing Law, Jurisdiction and Consent to Service of Process.

17.12.1                Governing Law. The internal laws of the Commonwealth of Virginia (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

17.12.2                Jurisdiction; Consent to Service of Process.

(a) Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the Commonwealth of Virginia or any Federal court of the United States of America sitting in the Commonwealth of Virginia, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such court of the Commonwealth of Virginia or, to the extent permitted by law, in such Federal court.

(b) Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in any court of the Commonwealth of Virginia or any Federal court sitting in the Commonwealth of Virginia. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

(c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this agreement, except that such service will be deemed to have been given only when actually received by such party. Nothing in this agreement will affect the right of a party to serve process in another manner permitted by law.

24.	Section 10(a) of Addendum I to the Management Agreement is amended to read as follows:

(a)          Except as expressly provided below in this paragraph 10, the branding guidelines previously distributed to and reviewed by Manager (the “Full Branding Guidelines”) will apply to Manager and all of Manager’s retail stores. Such guidelines may be changed by Sprint PCS from time to time. Manager must at all times use at least 70% of the customer retail space in its retail stores for the promotion and sale of Sprint PCS Products and Services, iDEN Products and iDEN Services distributed pursuant to the Distribution Agreement, and any other products and services distributed under any other agreement entered into between the parties from time to time, but Manager may also sell products and services provided by its Related Parties in its retail stores.

Services Agreement

25.	Section 2.1.1 of the Services Agreement is amended to read as follows:
2.1.1	Services.

(a)         Subject to the terms of this agreement, Manager will obtain from Sprint Spectrum, and Sprint Spectrum will perform for Manager in accordance with this Section 2.1, the services set forth on Schedule 2.1.1 attached to this agreement (“Services”). Except as set forth in paragraph 2.1.1(b) below, Sprint Spectrum may designate additional or fewer Services upon at least 60 days’ prior written notice to Manager by providing an amended Schedule 2.1.1 to Manager in accordance with the provisions of Section 9.1.

(b)         Notwithstanding anything to the contrary contained herein, Sprint Spectrum will at all times continue to provide to Manager, and will not delete from Schedule 2.1.1, any of the following services (collectively referred to as “Significant Services”):

(i)	billing,
(ii)	collection,
(iii)	customer care, and
(iv)	handset logistics.

In addition, Sprint Spectrum will not discontinue providing to Manager any Services that Sprint Spectrum continues to provide generally to end user customers outside the Service Area.

(c)         Except as set forth in Section 2.1.1(d), the fees charged for the Services and the process for setting the fees charged for the Services are set forth in Section 3.2. Sprint Spectrum may provide additional Services in its sole discretion and will bear the costs of any such services, except that the cost of providing such Services may be considered in determining the Appropriate Net Service Fee in accordance with Section 3.2.2 if Sprint Spectrum generally offers such Services to its CDMA end user customers.

(d)         Manager will pay directly, or reimburse Sprint Spectrum if it otherwise pays on behalf of Manager, for the following Services (the “Settled-Separately Manager Expenses”) in accordance with Section 3.2.5:

(i)	Affiliate Project Authorizations;
(ii)	LEC charges for private lines, including backhaul;
(iii)	Any amounts due to any third party distributor with whom Manager or one of its Related Parties has a contractual relationship (a “Manager Distributor”);
(iv)	Handsets sold from stores owned or operated by Manager, one of its Related Parties or a Manager Distributor; and
(v)	Rebates given by Manager, one of its Related Parties or a Manager Distributor in excess of the applicable instant rebates offered by Sprint Spectrum or one of its Related Parties.
26.	Section 2.1.2 of the Services Agreement is amended to read as follows:

2.1.2    Discontinuance of Services. Subject to Section 2.1.1, if Sprint Spectrum determines no longer to offer a Service, then Sprint Spectrum must notify Manager in writing as described under Section 2.1.1(a).

If Manager determines within 90 days after receipt of notice of discontinuance that it wants to continue to receive the Service, Sprint Spectrum will use commercially reasonable efforts to:

(a)      help Manager provide the Service itself or find another vendor to provide the Service, and

(b)      facilitate, at Manager’s expense, Manager’s transition to the new Service provider.

Without limitation of the restrictions set forth in Section 2.1.1(b), if Sprint Spectrum discontinues a service, Manager will continue to pay the Net Service Fee, but the discontinuance of such service may be considered in determining any Appropriate Net Service Fee in accordance with Section 3.2.2.

27.	Section 3.1 of the Services Agreement is amended to read as follows:

3.1          Services. Manager may not obtain Services from other sources, except for any Service discontinued by Sprint Spectrum pursuant to Section 2.1.

28.	Section 3.2.1 of the Services Agreement is amended to read as follows:

3.2.1    Initial Pricing Period. Subject to adjustment pursuant to Section 3.2.2 and the transition provided by Section 10.12.3 of the Management Agreement, Manager will pay to Sprint Spectrum 8.8% of (a) Net Billed Revenue less (b) the Allocated Write-offs for Net Billed Revenue (such amount, as may be adjusted pursuant to Section 3.2.2, the “Net Service Fee”) for the Services other than the Settled-Separately Manager Expenses by or on behalf of Sprint Spectrum each month commencing with January, 2007.

29.	Section 3.2.2 of the Services Agreement is amended to read as follows:
3.2.2	Pricing Process.

(a)        At any time prior to June 30, 2010, if any party believes in good faith that the Net Service Fee necessary to (i) permit Sprint PCS to recover its reasonable costs for providing the Services to Manager and, if applicable, the Other Managers (ii) reflect changes in wholesale usage, roaming patterns and travel patterns in accordance with Section 3.2.2(m) and (iii) permit Shentel to recover its reasonable costs for providing tier 1 and tier 2 customer care for iDEN Products and iDEN Services pursuant to the Distribution Agreement (an “Appropriate Net Service Fee”) is more than two (2) full percentage points higher or lower than the Net Service Fee then in effect, then such party may initiate a review of the Net Service Fee by delivering written notice (a “Review Notice” and the date upon which such Review Notice is delivered, the “Review Notice Date”) to the other party, including its proposed Appropriate Net Service Fee. With respect to any Review Notice delivered by Sprint PCS, Sprint PCS shall include with such delivery copies of excerpts of such books, records and supporting documentation as may be reasonably necessary or appropriate for Manager to verify such calculation of the Appropriate Net Service Fee. For purposes of illustration, in order to initiate a Review Notice during 2007, Sprint PCS must believe in good faith that the

Appropriate Net Service Fee is greater than 10.8%, and in order to initiate a Review Notice during 2007, Manager must believe in good faith that the Appropriate Net Service Fee is less than 6.8%.

(b)        Beginning on June 30, 2010, between June 30th and July 31st of each calendar year during the term of this agreement (the “Review Notice Period”), if any party believes in good faith that the Appropriate Net Service Fee is more than one (1) full percentage point higher or lower than the Net Service Fee then in effect, then such party may initiate a review of the Net Service Fee by delivering a Review Notice to the other party, including its proposed Appropriate Net Service Fee. For purposes of illustration, assuming that an earlier Review Notice is not initiated pursuant to Section 3.2.2(a), in order to initiate a Review Notice during the Review Notice Period in 2010, Sprint PCS must believe in good faith that the Appropriate Net Service Fee is greater than 9.8%, and in order to initiate a Review Notice during the Review Notice Period in 2010, Manager must believe in good faith that the Appropriate Net Service Fee is less than 7.8%.

(c)         There will be no more than one (1) review of the Net Service Fee in any calendar year.

(d)        The parties believe the Net Service Fee as of the Effective Date is an Appropriate Net Service Fee as of the Effective Date. For purposes of determining the Appropriate Net Service Fee from time to time pursuant to this Section 3.2.2, the parties will apply the same assumptions and calculation methods as were used to determine the Net Service Fee as of the Effective Date.

(e)         If no Review Notice is delivered during any calendar year, the Net Service Fee for the previous calendar year will remain in effect.

(f)         Manager’s representative and the Sprint PCS representative will begin discussions regarding the Appropriate Net Service Fee no later than the later of (i) 20 days after the Review Notice Date or (ii) 10 days after the date on which Sprint PCS delivers to Manager in accordance with Section 3.2.2(k) its proposed calculation of the Appropriate Net Service Fee, together with copies of excerpts of such books, records and supporting documentation as may be reasonably necessary or appropriate for Manager to verify such calculation of the Appropriate Net Service Fee.

(g)        If the parties do not agree on the Appropriate Net Service Fee within 30 days after the discussions begin, then the parties may escalate the discussion to the Sprint PCS Chief Financial Officer and Manager’s Chief Executive Officer, Chief Operating Officer, or Chief Financial Officer.

(h)        If the parties cannot agree on the Appropriate Net Service Fee through the escalation process within 20 days after the escalation process begins, then the parties will submit the determination of the Appropriate Net Service Fee amount to binding arbitration under Section 14.2 of the Management Agreement, excluding the escalation process set forth in Section 14.1. During such period, Manager will continue (i) obtaining all of the Services from Sprint Spectrum and (ii) paying to Sprint Spectrum the applicable Net Service Fee until any new Appropriate Net Service Fee becomes payable in accordance with Section 3.2.2(i). Each party will bear the costs of its own attorneys’ fees in connection with any such arbitration, and subject to Section 3.2.2(j), the expenses of the arbitration will be borne equally by the parties.

(i)          Subject to Section 3.2.2(j), (i) any Appropriate Net Service Fee determined in response to a Review Notice submitted pursuant to Section 3.2.2(a) (whether determined by agreement or arbitration) will be effective as of the first calendar day of the month that immediately follows the Review Notice Date, and (ii) any Appropriate Net Service Fee determined in response to a Review Notice submitted pursuant to Section 3.2.2(b) (whether determined by agreement or arbitration) will be effective as of August 1 immediately following the Review Notice Date. In the event that the new Appropriate Net Service Fee is determined pursuant to arbitration, Manager will begin paying the Appropriate Net Service Fee on the first day of the month that immediately follows the date on which the arbitrator determines such amount, and the appropriate party will promptly make any adjustment payments that are necessary to reflect the effective date of the new Appropriate Net Service Fee.

(j)          If (i) any Appropriate Net Service Fee determined in response to a Review Notice submitted pursuant to Section 3.2.2(a) (whether determined by agreement or arbitration) is not more than two (2) full percentage points higher or lower than the Net Service Fee then in effect or (ii) any Appropriate Net Service Fee determined in response to a Review Notice submitted pursuant to Section 3.2.2(b) (whether determined by agreement or arbitration) is not more than one (1) full percentage point higher or lower than the Net Service Fee then in effect, then (A) such Appropriate Net Service Fee will have no effect, (B) the Net Service Fee for the previous calendar year will remain in effect until any subsequent Review Notice is initiated in accordance with this Section 3.2.2, and (C) the party that delivered the Review Notice will pay all of the expenses of any applicable arbitration (except that each party will bear the costs of its own attorneys’ fees in connection with any such arbitration).

(k)      Sprint PCS will maintain books and records in accordance with its past practice and make such information generally available to Manager in a manner consistent with past practice to assist the parties in determining the amount of the Appropriate Net Service Fee. Within 20 days after the Review Notice Date with respect to any Review Notice delivered by Manager, Sprint PCS will deliver to Manager in writing its proposed calculation of the Appropriate Net Service Fee, together with such copies of excerpts of books, records and supporting documentation as may be reasonably necessary or appropriate for Manager to verify such calculation of the Appropriate Net Service Fee.

(l)          Notwithstanding anything to the contrary contained herein, at no time during the term of this agreement or any renewal thereof will the Net Service Fee exceed 12.0% of (i) Net Billed Revenue less (ii) the Allocated Write-offs for Net Billed Revenue, unless the quantity of Services provided to Manager is materially disproportionately greater than the quantity of Services provided to Other Managers and used by Sprint PCS after taking into account the size of Manager’s, Other Managers’ and Sprint PCS’s subscriber base and the geographic area, population density, rural nature and road and highway coverage of the service areas in which they are providing service, in which case the parties will negotiate in good faith an alternative arrangement (which may include a Net Service Fee that exceeds such 12.0% amount) pursuant to which Sprint PCS will be compensated for the disproportionate use of the Services by Manager.

(m)       In determining the Appropriate Net Service Fee, the economic effects of a change in the (i) 2G Travel Ratio will be calculated by multiplying the difference in the minutes of use that a Customer uses an Away Network by 90% of Sprint PCS’s Retail Yield for Voice and 2G Data Usage for the previous year and (ii) the 3G Travel Ratio will be calculated by multiplying the difference in the kilobytes of use that a Customer uses an Away Network by 90% of Sprint PCS’s Retail Yield for 3G Data Usage for the previous year.

30.	Section 3.2.3 of the Services Agreement is amended to read as follows:
3.2.3	[RESERVED]

31.	Section 3.2.5 of the Services Agreement is amended to read as follows:
3.2.5	Settled-Separately Manager Expenses.

For each Settled-Separately Manager Expense, Sprint Spectrum will provide sufficient detail to enable Manager to determine how the expense was calculated, including the unit of measurement (e.g., per subscriber per month or per call) and the record of the occurrences generating the expense (e.g., the number of calls attributable to the expense). If an expense is not reasonably subject to occurrence level detail, Sprint Spectrum will provide reasonable detail on the process used to calculate the fee and the process must be reasonable. A detail or process is reasonable if it is substantially in the form as is customarily used in the wireless industry. Sprint Spectrum and its Related Parties may arrange for Manager to pay any of the Settled Separately Manager Expenses directly to the vendor after giving Manager reasonable notice.

Unless Manager specifically agrees otherwise, any Settled-Separately Manager Expense that Sprint Spectrum or any of its Related Parties is entitled to charge or pass through to Manager under this agreement will reflect solely out-of-pocket costs and expenses that Sprint Spectrum or its Related Parties actually incur, will be usage-based or directly related to revenue-generating products and services, and will not include any allocation of Sprint PCS’s or its Related Parties’ internal costs or expenses (including, but not limited to, allocations of general and administrative expenses or allocations of employee compensation or related expenses), except for Affiliate Project Authorizations, which will be negotiated by the parties. For clarity, Sprint Spectrum’s or its Related Parties’ out-of-pocket costs for handset and accessory inventory consist of actual inventory invoice costs less any volume incentive rebates and price protection credits that Sprint Spectrum or its Related Parties receive from a vendor.

32.	Section 5.1.2 of the Services Agreement is amended to read as follows:

5.1.2      Audits. On reasonable advance notice by one party (the “auditing party”), the other party (the “audited party”) must provide the auditing party and its representatives access to the audited party’s appropriate financial and operating records, including, without limitation, vendor and distribution agreements, for purposes of auditing the amount of fees (including the calculation of the Appropriate Net Service Fee), costs, expenses (including operating metrics referred to in this agreement relating to or used in the determination of the Appropriate Net Service Fee) or other charges payable in connection with the Service Area for the period audited. The party that requested the audit may decide if the audit is conducted by the other party’s independent or internal auditors. Manager and Sprint PCS may each request no more than one audit per year.

(a)          If the audit shows that Sprint Spectrum was underpaid then, unless the amount is contested, Manager will pay to Sprint Spectrum the amount of the underpayment within 10 Business Days after Sprint Spectrum gives Manager written notice of the underpayment determination.

(b)          If the audit determines that Sprint Spectrum was overpaid then, unless the amount is contested, Sprint Spectrum will pay to Manager the amount of the overpayment within 10 Business Days after Manager gives Sprint Spectrum written notice of the overpayment determination.

The auditing party will pay all costs and expenses related to the audit unless the amount owed to the audited party is reduced by more than 10% or the amount owed by the audited party is increased by more than 10%, in which case the audited party will pay the costs and expenses related to the audit.

If either party disputes the auditor’s conclusion, then the dispute will be submitted to binding arbitration in accordance with Section 14.2 of the Management Agreement, excluding the escalation process set forth in Section 14.1 of the Management Agreement.

Sprint PCS will provide a Type II Report to Manager annually. If Manager, on the advice of its independent auditors or its legal counsel, determines that a statute, regulation, rule, judicial decision or interpretation, or audit or accounting rule, policy or literature published by the accounting or auditing profession or other authoritative rule making body (such as the Securities and Exchange Commission, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board) requires additional assurances beyond SAS 70, then Sprint Spectrum will cooperate with Manager to provide the additional assurances. Sprint Spectrum’s independent auditors will prepare any Type II Report or Manager Management Report provided under this Section 5.1.2 and will provide an opinion on the controls placed in operation and tests of operating effectiveness of those controls in effect at Sprint PCS over Manager Management Processes. Sprint PCS or Sprint PCS’s auditors will provide information to Manager or Manager’s auditors to perform analysis procedures requested by Manager in accordance with this Section 5.1.2.

33.	Section 9.11 of the Services Agreement is amended to read as follows:

9.11      Governing Law. The internal laws of the Commonwealth of Virginia (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

Trademark License Agreements

34.	The first sentence of the preamble of the Sprint Spectrum Trademark License Agreement is amended as follows:

THIS AGREEMENT is made as of the 5th day of November, 1999, by and among Sprint Spectrum L.P., a limited partnership organized under the laws of the State of Delaware, as licensor (“CDMA Licensor”), Nextel Communications, Inc., a Delaware corporation and added as a party to this agreement effective as of January 1, 2007 (“iDEN Licensor”, together with CDMA Licensor, “Licensor”), and Shenandoah Personal Communications Company, a corporation formed under the laws of Virginia, as licensee (“Licensee”).

35.	The first sentence of the preamble of the Sprint Spectrum Trademark License Agreement is amended as follows:

THIS AGREEMENT is made as of the 5th day of November, 1999, by and among Sprint Communications Company L.P., a limited partnership organized under the laws of the State of Delaware, as licensor (“CDMA Licensor”), Nextel Communications, Inc., a Delaware corporation and added as a party to this agreement effective as of January 1, 2007 (“iDEN Licensor”, together with CDMA Licensor, “Licensor”), and Shenandoah Personal Communications Company, a corporation formed under the laws of Virginia, as licensee (“Licensee”).

36.	The references to “Licensor” in the first recital of each of the Trademark License Agreements are amended to be to “CDMA Licensor”.
37.	A new second recital is added to the Trademark License Agreements as follows:

WHEREAS, iDEN Licensor is the owner of NEXTEL, NEXTEL DIRECT CONNECT and such other marks as may be adopted and established from time to time and the goodwill of the business symbolized thereby; and

38.	Section 1.1(a) of each of the Trademark License Agreements is amended to read as follows:

Grant of License. Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, for the term of this agreement, a non-exclusive, non-transferable, royalty-free license to use the Licensed Marks solely for and in connection with the marketing, promotion, advertisement, distribution, lease or sale of Sprint PCS Products and

Services, Premium and Promotional Items, iDEN Services and iDEN Products in the Service Area.

39.	Section 2.1(a) of each of the Trademark License Agreements is amended to read as follows:

Adherence to Quality Standards. In the course of marketing, promoting, advertising, distributing, leasing and selling Sprint PCS Products and Services, Premium and Promotional Items, iDEN Services and iDEN Products under the Licensed Marks, Licensee will maintain and adhere to standards of quality and specifications that conform to or exceed those quality standards and technical and operational specifications adopted and/or amended in the manner provided below (“Quality Standards”) and those imposed by Law. Such Quality Standards are designed to ensure that the quality of the Sprint PCS Products and Services,

Premium and Promotional Items, iDEN Services and iDEN Products marketed, promoted, advertised, distributed, leased and sold under the Licensed Marks are consistent with the high reputation of the Licensed Marks and are in conformity with applicable Laws. In addition to adhering to the Quality Standards, Licensee will adhere to the trademark usage guidelines posted on the Sprint Indirect Website, indirect.nextel, com, and other specific quality control standards that Licensor may from time to time communicate to Licensee.

40.	Section 2.2 of each of the Trademark License Agreements is amended to read as follows:

Section 2.2. Rights of Inspection. In order to ensure that the Quality Standards are maintained, Licensor and its authorized agents and representatives will have the right, but not the obligation, with prior notice to Licensee, to enter upon the premises of any office or facility operated by or for Licensee with respect to Sprint PCS Products and Services, Premium and Promotional Items, iDEN Services and iDEN Products at all reasonable times, to inspect, monitor and test in a reasonable manner facilities and equipment used to furnish Sprint PCS Products and Services, Premium and Promotional Items, iDEN Services and iDEN Products and, with prior written notice to Licensee, to inspect the books and records of Licensee in a manner that does not unreasonably interfere with the business and affairs of Licensee, all as they relate to the compliance with the Quality Standards maintained hereunder. Upon Licensor’s request, Licensee will submit representative samples of Licensee’s use of the Licensed Marks to Licensor. Licensee will promptly notify Licensor of any known, suspected or potential violation of this Section 2.2.

41.	Section 2.3 of each of the Trademark License Agreements is amended to read as follows:

Section 2.3. Marking; Compliance with Trademark Laws. Licensee shall cause the appropriate designation “™” or “SM” or the registration symbol “®” to be placed adjacent to the Licensed Marks in connection with the use thereof and to indicate such additional information as Licensor shall reasonable specify from time to time concerning the license rights under which Licensee uses the Licensed Marks. Licensee shall place on all printed or electronic materials on which the Licensed Marks appear the notice “used under license” or such other notice and disclaimer as Licensor may specify from time to time. Licensor shall advise Licensee periodically as to the appropriate designations for each Licensed Mark.

42.	Section 2.4 of each of the Trademark License Agreements is amended to read as follows:
Section 2.4. Other Use Restrictions. Licensee will not use the Licensed

Marks in any manner that would reflect adversely on the image of quality symbolized by the Licensed Marks. Without limiting the generality of the foregoing, Licensee will not without the prior written consent of Licensor use the Licensed Marks as, or incorporate any of the Licensed Marks into, its (a) trade name, (b) domain name, (c) website metatag or similar programming code, (d) “vanity” telephone numbers, or (e) phone or directory-assistance listings.

43.	The following sentence is added to the end of Section 4.1 of each of the Trademark License Agreements:

Licensee will not register, or attempt to register, the Licensed Marks or any confusingly similar variation of the Licensed Marks in any form.

44.	The following language is added to the end of Section 7.1 of each of the Trademark License Agreements:

Licensee will not enforce any rights in the Licensed Marks against any third party without the prior written consent of Licensor, which Licensor may withhold in its sole discretion. Licensor may terminate Licensee’s license to use any or all of the Licensed Marks of iDEN Licensor in order to settle any claim. Licensor will be solely responsible for and will file, prosecute and maintain any and all trademark, service mark, trade name, domain name and related applications and registrations for the Licensed Marks, in its sole discretion. Licensee will use commercially reasonable efforts to cooperate at Licensor’s expense with Licensor’s efforts under this Section 7.1, including making personnel available to testify and providing relevant documentation and information. Licensee will become a co-party to litigation entered into by

Licensor to enforce its rights in the Licensed Marks if requested by Licensor, and if Licensee’s status as a co-party is reasonably necessary for Licensor to pursue such litigation. Licensor shall bear all expenses of Licensee in connection with such litigation.

45.	Article 10 of each of the Trademark License Agreements is amended as follows:

Section 10.1. Restrictions on Use. Licensee is not permitted to make any use of the Licensed Marks in connection with products or services other than the Sprint PCS Products and Services, iDEN Services and iDEN Products and as specifically authorized in Sections 1.1(b) above with respect to Related Equipment and Premium and Promotional Items, nor to make any use of the Licensed Marks directed outside of the Service Area.

Section 10.2. Adherence to Trademark and Service Mark Usage Guidelines. Licensee agrees to comply with and adhere to Trademark and Service Mark Usage Guidelines for the depiction or presentation of the Licensed Marks as furnished by Licensor. Prior to Licensee’s depicting or presenting any of the Licensed Marks on any type of marketing, advertising or promotional materials, Licensee agrees to submit samples of such materials to Licensor for approval. Licensor will have 14 days from the date Licensor receives such materials to approve or object to any such materials submitted to Licensor for review. In the event Licensor does not object to such materials within such 14-day period, such materials will be deemed approved by Licensor. Thereafter, Licensee will not be obligated to submit to Licensor materials prepared in accordance with the samples previously approved by Licensor and the Trademark and Service Mark Usage Guidelines, except that Licensee will, at the reasonable request of Licensor, continue to furnish samples of such marketing, advertising and promotional materials to Licensor from time to time during the term hereof at the request of Licensor. Licensee is solely responsible for compliance with all laws and regulations that apply to its advertising, subject to Licensor’s responsibility for the content of any marketing and advertising copy provided by Licensor. Licensor’s approval under this Section 10.2 is limited to the use of the Licensed Marks in Licensee’s advertising and does not imply or convey that Licensee’s advertising complies with applicable laws or regulations.

Section 10.3. Use of Similar Trademarks and Service Marks. Licensee agrees not to use (a) any trademark or service mark that is confusingly similar to, or a colorable imitation of, the Licensed Marks or any part thereof, or (b) any word, symbol, character, or set of words, symbols or characters, that in any language would be identified as the equivalent of the Licensed Marks or that are otherwise confusingly similar to, or a colorable imitation of, the Licensed Marks, whether during the term of this agreement or at any time following termination of this agreement. Licensee will not knowingly engage in any conduct that may place the Sprint PCS Products and Services, the Licensed Marks, the iDEN Services, the iDEN Products or Licensor in a negative light or context.

Section 10.4. Services of Public Figures. Licensee agrees to obtain Licensor’s prior written approval (which approval will not be unreasonably withheld) before engaging the services of any celebrity or publicly known individual for endorsement of any Sprint PCS Products and Services, Premium and Promotional Items, iDEN Services or iDEN Products.

46.	A new Section 11.6 is added to each of the Trademark License Agreements as follows:

Section 11.6    Marketing Materials. In connection with the sale of iDEN Services and iDEN Products, Licensor will provide a reasonable amount of point-of-sale marketing materials relating to iDEN Services and iDEN Products, including coverage maps and rate plan brochures (collectively, “Marketing Materials”). Subject to the foregoing, Licensee will make the current version of the Marketing Materials available to customers at all times. Licensee will not use Marketing Materials that have expired, or that Licensor requests Licensee to stop using. Licensee will not make any changes to the Marketing Materials or create its own Marketing Materials without Licensor’s prior written approval. Licensor owns all intellectual property rights, including copyrights, in the Marketing Materials provided by Licensor, and Licensor grants Licensee a non-exclusive, limited right to use and display the Marketing Materials only for purposes consistent with this agreement

47.	Section 15.8 of each of the Trademark License Agreements is amended to read as follows:

15.8     Governing Law. The internal laws of the Commonwealth of Virginia (without regard to principles of conflicts of law) govern the validity of this agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

48.	Section 15.13 of each of the Trademark License Agreements is amended to read as follows:
15.13	Jurisdiction; Consent to Service of Process.

(a)         Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the

Commonwealth of Virginia or any Federal court of the United States of America sitting in the Commonwealth of Virginia, and any appellate court from any such court, in any suit action or proceeding arising out of or relating to this agreement, or for recognition or enforcement of any judgment, and each party hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in such court of the Commonwealth of Virginia or, to the extent permitted by law, in such Federal court.

(b)        Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement in any court of the Commonwealth of Virginia or any Federal court sitting in the Commonwealth of Virginia. Each party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party.

(c)         Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this agreement, except that such service will be deemed to have been given only when actually received by such party. Nothing in this agreement will affect the right of a party to serve process in another manner permitted by law.

Schedule of Definitions

49.	The following are new or amended definitions:

“iDEN Products” means the wireless phones, data devices, or other equipment that are approved by Licensor or its Related Parties for use with the iDEN Services, and the accessories that may be used with those wireless phones, data devices or other equipment.

“iDEN Services” means the communications services utilizing iDEN technology in the 800 and 900 MHz spectrum range (e.g., iDEN wireless services), offered by Licensor or its affiliates or subsidiaries (except for third parties not affiliated with Licensor or its Related Parties that offer iDEN Services outside of the Service Area) under any name used by Licensor nationally to sell iDEN products.

“Licensed Marks” means the marks set forth on Exhibit A to this Addendum, as such list may be updated from time to time by Licensor in Licensor’s sole discretion.

“Sprint Parties” means Sprint Spectrum L.P., Wirelessco, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Nextel Communications, Inc.

B.	Other Provisions.
1.

Manager and Sprint PCS’s Representations. Manager and the Sprint Parties each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party. Each of Manager and the Sprint Parties also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party’s right or obligation to consummate the transactions contemplated by this Addendum.

2.

Reaffirmation of Sprint Agreements. Each of the undersigned reaffirms in their entirety the Management Agreement, the Services Agreement and the Trademark License Agreements, each as modified herein, together with their respective rights and obligations under those agreements.

3.

Relationship to Distribution Agreement. Notwithstanding anything to the contrary set forth in the Management Agreement, Services Agreement, Trademark License Agreements or Distribution Agreement, in no event will any party’s performance of any activities permitted under the Distribution Agreement be deemed a breach or violation of such party’s obligations under the Management Agreement, Service Agreement or Trademark License Agreements, nor will any party’s performance of any activities permitted under the Management Agreement, Service Agreement or Trademark License Agreements be deemed a breach or violation of any of such party’s obligations under the Distribution Agreement.

4.

Relationship to Existing Arrangements. Unless otherwise specifically set forth in this Addendum, this Addendum will not amend or supersede any existing arrangement, agreement, understanding, course of dealing, or practice between the parties.

5.

Counterparts. This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.]

The parties have caused this Addendum VII to be executed as of the date first above written.

SPRINT SPECTRUM L.P. By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

WIRELESSCO, L.P. By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

APC PCS, LLC By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

PHILLIECO, L.P. By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

SPRINT COMMUNICATIONS COMPANY L.P. By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

NEXTEL COMMUNICATIONS, INC. By: /s/ Charles R. Wunsch Name: Charles R. Wunsch Title: Vice President

SHENANDOAH PERSONAL COMMUNICATIONS COMPANY By: /s/ Christopher E. French Name: Christopher E. French Title: President